Media:	Molly Boyd

(713) 627-5923

(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf

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Date:	June 25, 2007

Spectra Energy Announces New Member of Board of Directors

HOUSTON – Spectra Energy Corp has appointed Anthony Comper, the recently retired President and Chief Executive Officer of BMO Financial Group, to the company’s board of directors. Mr. Comper will serve on the Compensation Committee and the Finance and Risk Management Committee.

Mr. Comper is an established Canadian business leader with over three decades of experience in banking, finance and international business. He has served in numerous management positions with BMO Financial Group.

“We are delighted to have Tony join our board," said Paul Anderson, Chairman, Spectra Energy. "He is a very dynamic, experienced executive with a rich and extensive background which will clearly further strengthen our board.”

Previously elected members to the Spectra Energy Board are: Paul M. Anderson, chairman; and Fred J. Fowler, Martha B. Wyrsch, Roger Agnelli, William T. Esrey, Dennis R. Hendrix, Austin A. Adams, Peter B. Hamilton, Michael E.J. Phelps and Pamela L. Carter.

Spectra Energy Corp (NYSE: SE) is one of North America’s premier pure play natural gas midstream companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage and distribution. For close to a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 17,500 miles of transmission pipeline, 265 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Visit www.spectraenergy.com for more information.

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